Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-197180, 333-144849, 333-183515, 333-67858, 333-114448 on Form S-8 and 333-195919 on Form S-3 of our reports dated March 16, 2015, relating to the consolidated financial statements and financial statement schedule of VAALCO Energy, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of VAALCO Energy, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 16, 2015